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                              CONSENT OF INDEPENDENT
                           CERTIFIED PUBLIC ACCOUNTANTS



Casino Resource Corporation and Subsidiaries
Ocean Springs, Mississippi



We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated November 5, 1996, except for Note 14 as to which the date is December 26, 1996 and Note 6 as to which the date is May 19, 1997, relating to the consolidated financial statements of Casino Resource Corporation and Subsidiaries appearing in the Company's Annual Report on Form 10-KSB and as amended on Form 10-KSB/A for the year ended September 30, 1996.

We also consent to the reference to us under the caption "Experts" in the Prospectus.







Chicago, Illinois                            BDO SEIDMAN, LLP
October 6, 1997